Exhibit 99.1

Vycor Medical Reports Financial Results for the year ended December 31st, 2017

BOCA RATON, FL (March 30, 2018) – Vycor Medical, Inc. (Vycor) (OTCQB: VYCO), a provider of innovative and superior surgical and therapeutic solutions, reported financial results for the year ended December 31, 2017.

Vycor’s revenues for the year ended December 31, 2017 were $1,385,000 compared to $1,452,000 for 2016. Operating Loss was $1,313,000, compared to $1,591,000 for the same period in 2016, a reduction of 18%, and Cash Operating Loss1 was $463,000, as compared to $594,000, a reduction of 22%.

Highlights

●	VBAS sales fell 7% for the year ended December 31, 2017 compared to 2016. The Company experienced manufacturing delays in connection with the implementation of the enhanced VBAS during the first half of 2017 and as a result was unable to fulfill shipments of certain models, particularly for some large international orders. These delays were resolved and back orders were for the most part filled during the third and fourth quarters, however this largely accounted for the reduction in sales for the year.

●	Vycor has been working on improving how its VBAS integrates with the most common Image Guidance System (“IGS”) pointers on the market; the first phase of this was completed and the Company started shipping its enhanced VBAS model at the end of September. Vycor took the decision in February 2018, based on surgeon feedback, to accelerate this roll-out across the complete main range of 12 VBAS sizes and cease shipment of its previous model.

●	This enhanced VBAS model makes the use of a pointer more intuitive and easy and has involved molding a cup inside the bottom end of the introducer component of the VBAS. The purpose of the cup is to enable the pointer to be rested at the bottom of the introducer without protruding through the hole at the tip, and also help center the pointer in the device. The cup has been designed in a way to ensure that the hole at the tip of the introducer still allows fluids to pass into the device at sufficiently fast a rate as to alleviate the inadvertent build up of intra-cerebral pressure, one of the original VBAS design parameters. The cup has been positioned so as to minimize the offset of the tip of the pointer and the outer tip of the introducer ensuring that the tip of many of the common pointers is very close to the outer tip of the device.

1 Operating Loss before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

●	VBAS continued to build on its important body of clinical papers during the year, and a total of 20 papers have now been published or presented demonstrating the clinical benefits of VBAS. A clinical study on Vycor’s VBAS was published by surgeons at the Hofstra Northwell School of Medicine during 2017, demonstrating a novel technique combining VBAS, neuro-navigation and microsurgery. The VBAS was fundamental to this study, which concluded that the combination improves safety and patient outcomes and has broad value for the resection of a variety of deep brain lesions. In addition, a congress poster presented by surgeons at Weill Cornell was published in the Journal of Neurosurgery, showcasing VBAS as facilitating surgery to anterior artery aneurisms and lesions of the anterior third ventricles. Since the year end, two papers have been published in World Neurosurgery, one by surgeons in Japan on endoscopic surgery, and one by US surgeons conducting a literature review of the use of tubular retractors in deep seated cerebral tumors and colloid cysts.

●	During the period the US patent office issued/allowed 4 patents, all directed to the integration of neuro-navigation systems with Vycor’s VBAS retractor system, and an additional two patents were filed. These patents complement and strengthen Vycor’s existing patent portfolio, particularly in relation to its ongoing focus to more fully integrate its VBAS product range with neuro-navigation pointers. Management believes that providing surgeons with the ability to both optically and electronically visualize the location of the VBAS retractor will further drive the product’s adoption. Vycor now has 21 granted and 12 pending patents for its ViewSite technologies, and the successful conclusion during the year of the invalidation of a Chinese competitor’s patent confirms the priority of Vycor’s China patent to competitors and also makes clear that the Company will, as a general rule, take all necessary actions to protect its patent portfolio to address any material violation thereof.

●	NovaVision sales increased by $15,000 for the year ended December 31, 2017 compared to 2016. NovaVision currently has approximately 250 patients undergoing its therapies in the US and internationally. Patient compliance is also strong, with 75% of patients who have started since the introduction of the Internet model completing the full 6 months of VRT, and over 30% extending for additional therapy beyond 6 months.

●	NovaVisions’s potential customers often tend to have other medical issues associated with their neurological condition making this a hard target universe. The market is also very diverse, with patient rehabilitation handled by rehabilitation clinics, physiotherapists, occupational therapists, eye-care professionals or other physicians, as well as stroke support groups. NovaVision’s challenge is to continue to drive awareness amongst patients understanding that they are subject to a diverse range of other influencers. NovaVision has initially focused on direct-to-patient targeting. Given the size and diversity of the market, NovaVision believes the best route to the professional market is by partnering with entities with already established distribution channels and expertise. The range of future alternatives for NovaVision could comprise distribution partnerships, merger, sale and/or restructuring of its activities.

Management Commentary

“The Vycor division revenues during 2017 were disappointing, however this was largely due to unavoidable delays created in the manufacturing of our enhanced VBAS product. Based on surgeon feedback we have decided, since the year end, to ship only the enhanced VBAS model. We are optimistic the changes we have implemented will be well received by the neurosurgical community,” said Peter Zachariou, CEO of Vycor Medical. “NovaVision’s patient volumes have now outstripped the impact of our lowered pricing to patients, so we are continuing to see growth in revenues; we have an excellent portfolio of products for stroke and brain injury patients, however the Company’s challenge is to reach and build awareness in this very large and diverse market and this will be a key area of focus of ours in the coming year. We continue to decrease our Cash Operating Loss[2] despite our investment in manufacturing and new products, which reduced to $463,000 for the year compared to $594,000 for 2016; adjusting for the special $40,000 provision for obsolete inventory on the roll-out of the enhanced VBAS, Cash Operating Loss2 was $423,000.”

Year ended December 31, 2017 Financial Results

Revenue totaled $1,385,000 in the year ended December 31, 2017, as compared to $1,453,000 for the prior year, a decrease of 5%. Vycor Medical’s revenue in the period decreased by $83,000 to $1,178,000, largely as a result of manufacturing delays in the introduction of the enhanced VBAS, with gross margin of 85% versus 87% for the same period in 2016. Following the release of the enhanced VBAS model at the end of September, Vycor took the decision in February 2018, based on surgeon feedback, to accelerate the roll-out of the enhanced model and cease shipment of the previous model. As a result, the Company took a special provision against obsolete inventory of $40,000. Excluding this provision, gross margin would have been 86% for the year. NovaVision recorded revenues of $207,000 for the year ended December 31, 2017, an increase of $15,000 from 2016, and gross margin of 89%, compared to 91% for 2016.

Operating Expenses in the year ended December 31, 2017 totaled $2,470,000 as compared to $2,859,000 in 2016, a reduction of 14%, and Cash Operating Expenses3 were $1,620,000 as compared to $1,862,000. Operating Loss was $1,313,000, compared to $1,592,000 for 2016, a reduction of 18%, and Cash Operating Loss2 was $463,000, as compared to $594,000, a reduction of 22%. Adjusting for the special $40,000 provision for obsolete inventory on the roll-out of the enhanced VBAS, Cash Operating Loss2 was $423,000

Net Loss for the year ended December 31, 2017 was $1,477,000 as compared to $1,652,000 in 2016.

About Vycor Medical, Inc.

Vycor Medical (OTCQB: VYCO) is dedicated to providing the medical community with innovative and superior surgical and therapeutic solutions. The company has a portfolio of FDA cleared medical solutions that are changing and improving lives every day. The company operates two business units: Vycor Medical and NovaVision, both of which adopt a minimally or non-invasive approach.

For the latest information on the company, including media and other coverage, and to learn more, please go online at www.vycormedical.com, www.vycorvbas.com or www.novavision.com.

Non-GAAP Measures

We make reference to non-GAAP financial information in this press release together with a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures. Specifically, we have provided non-GAAP Cash Operating Expenses and non-GAAP Cash Operating Loss measures that exclude Depreciation, Amortization and non-cash Stock Compensation.

2 Operating Loss before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

3 Operating Expenses before Depreciation, Amortization and non-cash Stock Compensation. See Reconciliation table

We believe that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of our ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures in this press release.

Safe Harbor Statement

Information in this document constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast”, “anticipate”, “estimate”, “project”, “intend”, “expect”, “should”, “believe”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause Vycor Medical’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in Vycor Medical’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Vycor Medical herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Vycor Medical disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.

VYCOR MEDICAL, INC.
Consolidated Statements of Comprehensive Loss

	For the year ended December 31,
	2017	2016

Revenue	$1,384,971	$1,452,714
Cost of Goods Sold	227,134	184,685
Gross Profit	1,157,837	1,268,029

Operating expenses:
Research and development	3,015	4,739
Depreciation and Amortization	275,416	257,582
Selling general and administrative	2,191,969	2,597,086
Total Operating expenses	2,470,400	2,859,407
Operating loss	(1,312,563)	(1,591,378)

Other income (expense)
Interest expense: Other	(48,523)	(48,885)
Interest expense: Related Party	(679)	(12,161)
Gain (loss) on foreign currency exchange	1,477	144
Other income and expense	4,031	0
Warrant issuance expense	(120,788)	-
Total Other Income (expense)	(164,482)	(60,902)

Loss Before Credit for Income Taxes	(1,477,045)	(1,652,280)
Credit for income taxes	-	-
Net Loss	(1,477,045)	(1,652,280)
Preferred stock dividends	(324,370)	(179,727)
Net Loss available to common shareholders	(1,801,415)	(1,832,007)
Comprehensive Loss
Foreign Currency Translation Adjustment	5,278	1,989
Comprehensive Loss	(1,471,766)	(1,650,291)

Net Loss Per Share
Basic and diluted	$(0.10)	$(0.17)

Weighted Average Number of Shares Outstanding – Basic and Diluted	18,373,355	11,066,217

Reconciliation of Cash Operating Expenses and Cash Operating Loss
Before Depreciation, Amortization and Other Non-Cash Items

	For the twelve months ended December 31,
	2017	2016

GAAP Operating Expenses	(2,470,400)	(2,859,407)

Non-cash depreciation	127,899	178,339
Non-cash amortization of intangible assets	162,076	89,157
Non-cash stock-based compensation	559,972	729,609

Non GAAP Cash Operating Expenses	(1,620,453)	(1,862,302)

GAAP Operating Loss	(1,312,563)	(1,591,378)

Non-cash depreciation	127,899	178,339
Non-cash amortization of intangible assets	162,076	89,157
Non-cash stock-based compensation	559,972	729,609

Non GAAP Operating loss Before
Depreciation and Amortization	(462,616)	(594,273)

Vycor Medical, Inc Contacts:

951 Broken Sound Parkway NW

Suite 320

Boca Raton, FL. 33487

(561) 558-2020

info@vycormedical.com